As filed with the Securities and Exchange Commission on August 30, 2016

Registration No. 333-175352

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-175352

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sagent Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	98-0536317
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of Principal Executive Offices) (Zip Code)

Sagent Holding Co. 2007 Global Share Plan

Sagent Pharmaceuticals, Inc. 2011 Incentive Compensation Plan

(Full titles of plan)

Allan Oberman

Chief Executive Officer

Sagent Pharmaceuticals, Inc.

1901 N. Roselle Road,

Suite 700,

Schaumburg, Illinois 60195

Telephone: (847) 908-1600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Toby S. Myerson Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	George P. Stamas William B. Sorabella Alexander D. Fine Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	(do not check if a smaller reporting company) ☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-175352 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2011, pertaining to the registration of shares of common stock of Sagent Pharmaceuticals, Inc. (the “Company”) offered or issuable under the Sagent Holding Co. 2007 Global Share Plan and the Sagent Pharmaceuticals, Inc. 2011 Incentive Compensation Plan. The Company is filing the Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

On July 10, 2016, Nichi-Iko Pharmaceutical Co., Ltd., a joint stock corporation organized under the laws of Japan (“Parent”), Shepard Vision, Inc., a Delaware corporation (“Purchaser”), a wholly-owned subsidiary of Parent, and the Company entered into an agreement and plan of merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, on August 1, 2016, Parent and Purchaser commenced an all-cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of the Company. The Offer expired at one minute following 11:59 p.m. (12:00 a.m.), New York City time, on August 26, 2016. On August 29, 2016, the Parent and the Purchaser acquired 28,818,609 shares of Company common stock, representing approximately 87.3% of the Company’s outstanding shares of common stock.

Pursuant to the Merger Agreement, Parent, through Purchaser, completed its acquisition of the Company on August 29, 2016 through a merger under Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”). In connection with the merger, the shares of common stock of the Company not tendered in the Offer (other than shares of common stock held by the Company and shares of common stock held by the Company’s stockholders who were entitled and have properly demanded appraisal in connection with the merger under Section 262 of the DGCL) were converted into the right to receive the Offer consideration ($21.75 per share), net to the holder in cash, without interest, less any applicable withholding taxes. As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement.

In addition, on August 29, 2016, NASDAQ filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, State of Illinois, on August 30, 2016.

Sagent Pharmaceuticals, Inc.

By:	/s/ Allan Oberman
Name:	Allan Oberman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 30, 2016.

Name	Title(s)

/s/ Kenji Matsuyama Kenji Matsuyama	Director

/s/ Yuichi Tamura Yuichi Tamura	Director

/s/ Allan Oberman Allan Oberman	Chief Executive Officer and Director